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                           [DAIN BOSWORTH LETTERHEAD]


                                                                    EXHIBIT 99.1


                                                    CORPORATE FINANCE DEPARTMENT



September 20, 1996

PRIVILEGED AND CONFIDENTIAL

Digital Systems International, Inc.
6464 185th Avenue North East
Redmond, WA 98052

Attention:  Patrick Howard
            Chairman of the Board and CEO

Dear Mr. Howard:

         By this letter agreement (the "Agreement") Digital Systems International, Inc. (the "Company") retains Dain Bosworth Incorporated ("Dain") as its exclusive financial advisor, on the terms and subject to the conditions set forth herein, in connection with a transaction (the "Transaction") generally described as the purchase of all or substantially all of the assets, business, or equity securities of Viewstar Corp. (the "Target"), by the Company or any of its subsidiaries or affiliates. In addition, Dain is retained to provide an opinion with respect to the fairness to the shareholders of the Company from a financial perspective of the consideration to be paid by the Company in connection with the Transaction (the "Fairness Opinion"). This Agreement confirms the understanding between the Company and Dain with respect to the services Dain will provide and confirms the parties' understanding concerning fees and expenses, indemnification obligations and other matters. The appointment of Dain is exclusive and is for a period of twelve months commencing on the date of acceptance of this Agreement by the Company (the "Appointment Period"), subject to extension by written agreement of the Company and Dain and subject to termination pursuant to Section 8 hereof.

         1.       SERVICES PROVIDED

         Financial Advisory Services. As the Company's financial advisor in connection with the Transaction, Dain will assist the Company in such activities, analysis, negotiation and planning as the Company reasonably may require or request, including:

                  i)       valuing the Target;
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                  ii)      developing strategies for consummating a Transaction
successfully;

                  iii)     structuring Transaction proposals;

                  iv) analyzing the economic effects of various Transaction structures on the Company;

                  v) preparing and presenting a Transaction proposal, and negotiating changes to such proposal;

                  vi)      performing due diligence on the Target;

                  vii) preparing and negotiating documents related to a Transaction; and

                  viii) completing other matters related to closing a Transaction.

         For purposes of this Agreement, a Transaction, whether effected in one transaction or in a series of transactions, means (i) any merger, consolidation, reorganization or other business combination pursuant to which the Company directly or indirectly acquires the business of the Target, or (ii) the acquisition by the Company directly or indirectly of all of the capital stock or equity interests in the Target or all or substantially all of the assets of the Target, in each case whether by way of tender offer, exchange offer, negotiated purchase, or otherwise.

         Fairness Opinion. Dain will render the Fairness Opinion after undertaking such reasonable due diligence investigation and financial analysis as it deems appropriate consistent with the generally accepted standards of practice in the investment banking industry for such opinions. In connection with its financial analysis, it is expressly understood that Dain will not independently verify the accuracy of financial statements and projections furnished to it. The Fairness Opinion will be delivered when given orally or in writing to the Board of Directors of the Company (the "Board"), and the Fairness Opinion and any related supporting reports provided by Dain may be relied upon solely by the Board. If the Board determines that the Fairness Opinion must be reproduced in a proxy statement or similar document to be distributed to its shareholders, Dain must approve of any reference to or description of Dain, the Fairness Opinion or the related supporting reports in the proxy statement or similar document. The Fairness Opinion, related supporting reports and related written or oral advice provided to the Board by Dain may not be otherwise used, circulated, quoted or otherwise referred to for any purpose without the prior written approval of Dain.



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         2.       OTHER SERVICES; INVESTMENT BANKING SERVICES

         In the event the Company requests services by Dain which are outside the scope of this Agreement, the services to be performed and the fees to be charged will be described in a separate agreement between the Company and Dain. Any such additional engagement will be described in a separate agreement between the Company and Dain specifying terms and conditions which are reasonable and customary for Dain and mutually acceptable.

         3.       COMPENSATION

         In consideration for the services provided under the terms of this Agreement, the Company agrees to pay Dain the following non-refundable compensation and expense reimbursement:

                  (a) Engagement Fee. The Company shall pay Dain a nonrefundable cash engagement fee of $25,000, payable upon the execution of this Agreement.

                  (b) Transaction Fee. If, but only if, a Transaction is consummated prior to the later of (i) the expiration of the Appointment Period or (ii) six months after termination of this Agreement in accordance with paragraph 8, the Company will pay or cause to be paid in cash to Dain a transaction fee in the amount of $350,000.

                  (c) Expense Reimbursement. The Company shall reimburse Dain, promptly upon request, for all reasonable out-of-pocket costs and expenses incurred by Dain and its affiliates in connection with this engagement, whether or not a Transaction is closed or a Fairness Opinion is delivered, including travel expenses and fees and expenses of Dain's counsel and accountants; provided that the Company shall not be responsible for such costs and expenses in excess of $25,000 without its prior written consent.

                  (d) Fairness Opinion Fee. The Company shall pay Dain a fairness opinion fee with respect to each Fairness Opinion of $125,000, payable upon delivery of the Fairness Opinion to the Company's Board. In addition, the Company will pay Dain an additional fee of $35,000 for each separate confirmation or reaffirmation of a Fairness Opinion.

         4.       INDEMNIFICATION

         The Company agrees to indemnify and hold Dain harmless in accordance with the terms and conditions of Exhibit A attached hereto and made a part hereof as though fully set forth in this Agreement.


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         5.       COOPERATION

         The Company agrees to furnish or cause to be furnished to Dain such information and data relating to the Company, the Target, and the Transaction as Dain determines is reasonably appropriate, and agrees to provide Dain with access to the Company's officers, directors, employees, consultants, counsel, and independent accountants. The Company agrees to inform Dain promptly of any developments which concern or could affect the Company, the Target, or the Transaction. The Company warrants and represents the accuracy and completeness of all information furnished to Dain by or on behalf of the Company, including any various corporate reports or filings and any other materials or documents used in connection with consummating the Transaction (collectively, the "Documents") and any other information provided by the Company's officers, directors, employees, consultants, counsel, and independent accountants. The Company acknowledges that Dain will rely on the completeness and accuracy of the information furnished to it pursuant to this Section 5 without undertaking independent verification and that Dain does not assume responsibility for the completeness or accuracy of such information. Dain does not intend to provide an independent appraisal of the assets of the Company or the Target. The Company agrees to retain its own legal counsel and accountants for any necessary legal, tax, and accounting advice.

         At the request of Dain, the Company shall cause any entity which it may form or in which it may invest in connection with a Transaction to execute this Agreement and to agree not to use or retain any financial advisor other than Dain in respect of its consideration of a Transaction.

         6.       CONFIDENTIALITY

         Except to the extent authorized by the Company or required by any Federal or state law, rule or regulation or any decision or order of any court or regulatory authority, Dain agrees that it will use its best efforts not to disclose to any person, other than to any officer, director, employee, agent, attorney, accountant or employee of Dain who needs to know the information in connection with the performance of Dain's services under this Agreement, any confidential information received by Dain from the Company or its officers, directors, employees, consultants, counsel, and independent accountants in connection with the performance of Dain's services under this Agreement, provided that information shall not be deemed to be confidential if such information (i) is or becomes generally available to the public, other than as a result of a breach of this Agreement by Dain, (ii) is lawfully obtained by Dain from a third party, provided that the third party is not, to Dain's knowledge, bound by a

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nondisclosure agreement with respect to the information, or (iii) is subsequently developed by Dain from independent sources.

         Any advice provided to the Company by Dain pursuant to this Agreement is solely for the information and assistance of the Board. Such advice shall be treated as confidential information, shall not be disclosed publicly in any manner without Dain's prior written approval and shall not be relied upon by the Company's shareholders or any third party. Any reference to Dain or to any affiliate of Dain in any release or communication to any party outside the Company is subject to Dain's prior written approval. If this Agreement is terminated prior to any release or communication, no reference shall be made to Dain without Dain's prior written approval. To the extent that the Company seeks to disclose our opinion in any proxy or registration statement to be filed under the federal securities laws, we will not unreasonably withhold our consent thereto so long as the full text of the opinion is disclosed and we have had a reasonable opportunity to comment on the text of any accompanying disclosure.

         7.       ADVERTISEMENTS

         Dain shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company under this Agreement, provided that Dain shall have submitted a copy of any such proposed advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld or delayed.

         8.       TERMINATION

         Either the Company or Dain may terminate this Agreement at any time by fifteen days' written notice to the other. Notwithstanding such termination by the Company, the provisions of Sections 3, 4, 6, 11 and Exhibit A shall survive termination.

         9.       OTHER ACTIVITIES OF DAIN

         In the ordinary course of its business and at any time, Dain and its affiliates may hold long or short positions and may trade or otherwise effect transactions as principal or for the account of customers in debt or equity securities or options on securities of the Company or any other party that is or may be involved in the Transaction. Dain may provide published research on, and represent in transactions, other entities which may be in the same general business as the Company and may compete with the Company.


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         10.      THIRD PARTY BENEFICIARY

         This Agreement is solely for the benefit of the Company, Dain and the other Indemnified Person(s) described in Exhibit A and their respective permitted successors and assigns. This Agreement is not intended to confer rights upon any other persons, including shareholders, employees or creditors of the Company or its affiliates. Dain is acting as an independent contractor under this Agreement.

         11.      GOVERNING LAW

         This Agreement is governed by the laws of the State of Minnesota, without regard to principles of conflicts of laws.

         12.      SURVIVAL; BINDING EFFECT; ASSIGNMENT

         The provisions of this Agreement relating to the payment of all fees, reimbursement of expenses, indemnification and contribution shall survive the expiration of the Appointment Period (including any extension thereof) or the termination of this Agreement pursuant to Section 8 or completion of the Transaction, as the case may be. This Agreement shall be binding upon and inure to the benefit of the Company, Dain, the Indemnified Person(s) and their respective permitted successors and assigns. This Agreement may not be assigned without the prior written consent of the other party to this Agreement.

         13.      ENTIRE AGREEMENT; AMENDMENTS; PRIOR AGREEMENT

         This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, except as otherwise explicitly provided, supersedes all prior understandings, written or oral, with respect to the subject matter hereof. This Agreement may be amended by an agreement in writing signed by Dain and the Company.

         14.      NOTICES

         Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered to the Company at 6464 185th Avenue North East, Redmond, WA 98052, Attention Mr. Pat Howard, and to Dain at 60 South Sixth Street, 18th Floor, Minneapolis, MN 55402, Attention Travis J. Winkey.

         15.      MISCELLANEOUS

         Any determination that any provision of this Agreement may be or is unenforceable shall not affect the enforceability of the remaining provisions of this


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Agreement. The section headings in this Agreement are for convenience of reference and are not to be deemed to be a part of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. The obligations of the Company under this Agreement shall be joint and several obligations of the entities comprising the Company.

         If the terms set forth in this Agreement are acceptable to you, please sign and date the enclosed copy of this letter and return it to Dain.

                                      DAIN BOSWORTH INCORPORATED



                                      By:     [Illegible]
                                          __________________________________

                                      Title:  Vice President
                                             _______________________________

Agreed and accepted as of

September 25        , 1996
____________________

DIGITAL SYSTEMS INTERNATIONAL, INC.



By:   John J. Flavio
    _______________________________

Its:  Sr. V-P
     ______________________________




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                                    EXHIBIT A



         This Exhibit A is a part of and is incorporated into that certain letter agreement dated September 20, 1996, between Digital Systems International, Inc. (the "Company") and Dain Bosworth Incorporated ("Dain") (the letter agreement and this Exhibit A are referred to herein as the "Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to them in such letter agreement.

         The Company agrees to indemnify and hold harmless Dain, any affiliates and the respective officers, directors, partners, representatives and agents and any other persons controlling Dain or any affiliates within the meaning of
Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (Dain and each such other person or entity each being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against all claims, liabilities, losses, damages, and expenses, (including without limitation and as incurred, reimbursement of all costs of investigating, preparing, pursuing, or defending any such claim or action, including fees and expenses of counsel to, whether or not arising out of pending litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding or threatened litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding) directly or indirectly related to or arising out of, or in connection with (i) actions taken or omitted to be taken by the Company, its affiliates, employees, directors, partners, representatives or agents in connection with any Transaction or activities contemplated by, this Agreement;
(ii) actions taken or omitted to be taken by any Indemnified Person pursuant to, the terms of, or in connection with services rendered pursuant to this Agreement, provided that in the case of this subsection (ii), the Company shall not be responsible for any claim, liability, loss, damage or expense arising primarily out of or based primarily upon the willful misconduct or gross negligence (as determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of or by such Indemnified Person; and (iii) any untrue statement or alleged untrue statement of a material fact contained in any Document or any omission or alleged omission to state a material fact necessary to make the statements therein not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in such Document). If multiple claims are brought against an Indemnified Person in an arbitration with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any
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arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent that the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

         If the indemnification provided for herein is unavailable to an Indemnified Person in respect of any claims, liabilities, losses, damages or expenses, then the Company, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such claims, liabilities, losses, damages or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by Dain on the other, from the services rendered under this Agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Company on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations. It is further agreed that the relative benefits to the Company on the one hand and Dain on the other hand with respect to the services rendered under this Agreement shall be deemed to be in the same proportion as (i) the aggregate Transaction Value bears to (ii) the fees actually paid to Dain with respect to the services provided pursuant to this Agreement in connection with the Transaction. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this Agreement and the engagement of Dain hereunder, except for such claims, liabilities, losses, damages, or expenses incurred by the Company to the extent they are appropriately judicially determined (without possibility of appeal or review) to have resulted primarily from such Indemnified Person's willful misconduct or gross negligence, and the Company agrees that in no event shall the Indemnified Persons be required to contribute an amount in the aggregate greater than the fees actually received by Dain for its services performed under this Agreement.

         Promptly after receipt by any Indemnified Persons of notice of any pending or threatened litigation, such Indemnified Persons will promptly notify the Company in writing of such matter, provided, however, that the failure to provide such prompt notice to the Company shall not relieve the Company of any liability it may have to such Indemnified Persons unless such failure to provide such prompt notice to the Company has prejudiced the defense of the litigation. In the event any such action is brought against any Indemnified Person, the Company shall be allowed to participate therein and assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Person, provided, however, that if the defendants in such action include both the Company and the Indemnified Persons and the Indemnified Persons shall have reasonably concluded that there may be legal defenses available to them which

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are different from or additional to those available to the Company, the
Indemnified Persons shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Persons, it being understood that the Company shall not be liable for the expenses of more than one separate counsel (together with the appropriate local counsel) approved by the Company representing all of the Indemnified Persons. The Company shall be liable as provided herein for any settlement of any claim against Dain or any Indemnified Person made with the Company's written consent, which consent shall not be unreasonably withheld. The Company agrees that it will not, without the prior written consent of Dain, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by Dain's engagement (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Dain and each other Indemnified Person from all liability arising or that may arise out of such claim, action, or proceeding.

         The indemnity and contribution obligations of the Company set forth herein shall be in addition to any liability or obligation the Company may otherwise have to any Indemnified Person. The Company hereby consents to personal jurisdiction, service and venue in any court in which any claim which is subject to this Agreement is brought against Dain or any other Indemnified Person.

         It is understood that, in addition to Dain's engagement pursuant to this Agreement, Dain may also be engaged to act for the Company in one or more additional capacities, and that the terms of such additional engagements may be embodied in one or more separate written agreements. The provisions of this Exhibit A shall apply to any such separate agreements, any modifications of this Agreement, and any modifications of such separate agreements, and the provisions of this Exhibit A shall remain in full force and effect following the completion, expiration or termination of this Agreement or such additional agreements or modifications of any of the foregoing.



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